EXHIBIT 99.1

For Immediate Release:

Steinway to Terminate Proposed Woodwind & Brasswind Acquisition

WALTHAM, MA — January 16, 2007 — Steinway Musical Instruments, Inc. (NYSE: LVB) announced today it has provided a notice of termination of the asset purchase agreement dated December 15, 2006 with Dennis Bamber, Inc. d/b/a The Woodwind & The Brasswind.  Based on the due diligence performed subsequent to December 15th, the Company has concluded that there will be a failure of certain conditions necessary to close the transaction. Therefore, Steinway is exercising its right to terminate the agreement. The timing and effect of this termination is subject to approval by the court.

The Woodwind & The Brasswind, one of the nation’s largest music retailers, filed for Chapter 11 bankruptcy protection in November.  On December 15, 2006, Steinway signed an agreement to acquire substantially all the assets of The Woodwind & The Brasswind.  A judge appointed Steinway’s bid of approximately $40 million as the stalking-horse bid for the auction scheduled for January 24, 2007.

About Steinway Musical Instruments
Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new instrument product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com